Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Karen L. VanDerBosch
Chief Financial Officer
MakeMusic, Inc.
(952) 906-3690
kvanderbosch@makemusic.com
MAKEMUSIC, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2007 RESULTS
SmartMusic and Impact resonate with educators — subscriptions grow 53%
Minneapolis — March 05, 2008 - MakeMusic, Inc. (Nasdaq: MMUS) today announced financial results for the period ended December 31, 2007. Net revenues for the three and twelve months ended December 31, 2007, were $4,285,000 and $14,580,000 compared to $3,719,000 and $12,978,000 for the same periods in the prior year, respectively. The company also announced net income of $489,000, or $0.11 per basic share and $0.10 per diluted share, for the quarter ended December 31, 2007, compared to net income of $436,000, or $0.11 per basic and $0.10 per diluted share, in the fourth quarter of 2006. For the year ended December 31, 2007, net income was $650,000, or $0.16 per basic and $0.15 per diluted share, compared to net income of $255,000, or $0.7 per basic and $0.6 per diluted share, for the comparable 2006 period.
SmartMusic® subscriptions increased to 86,901 as of December 31, 2007, a 53% increase over December 31, 2006. As a result of the increased base of subscriptions, SmartMusic subscription revenue continues to represent an increasing share of the company’s revenue and was $651,000 in the quarter ended December 31, 2007, a 50% increase over subscription revenue of $434,000 in the quarter ended December 31, 2006. For the twelve months ended December 31, 2007, subscription revenue increased 32% to $2,125,000. Total SmartMusic revenue, including accessories, was $2,900,000 for the year ended December 31, 2007, and $2,164,000 for the year ended December 31, 2006.
Commenting on fourth quarter and 2007 results, Ron Raup, co-CEO, stated, “We are excited by how educators are responding to our sales programs and the new SmartMusic solution. Early adopters value the ability to use SmartMusic Impact™ as a means to provide individualized instruction, and easily document the achievement of each student. However, we continue to believe that wider adoption will be as a result of developing music titles that align with the titles that music directors are preparing for performance. Therefore, we plan to accelerate our investment in repertoire development and in areas to support our growth. We are also pleased with the steady growth in Finale notation sales, and we will continue efforts to maintain our strong competitive posture.”

MakeMusic, Inc. Fourth Quarter and Fiscal Year 2006 Results / December 31, 2007

The increase in notation revenue in 2007 is primarily due to the strong performance of Finale® 2008 which the company began shipping in July 2007. Additionally, sales of Finale Allegro® increased as this product was upgraded in 2007 as part of its biennial upgrade cycle. Finale SongWriter® sales also increased as this product was newly translated in 2007 by international distributors into both Japanese and German.
Gross profit for the three- and twelve-month periods ended December 31, 2007, was $3,601,000, or 84% of sales and $12,352,000, or 85% of sales, respectively, compared to $3,179,000, or 85% of sales, and $11,131,000, or 86% of sales, respectively, in the corresponding periods of 2006.
Operating expenses for the fourth quarter were $3,154,000, a 14% increase over the $2,768,000 reported in the same period last year. Operating expenses for 2007 were $11,827,000, an increase of $851,000 or 8% over 2006. These planned increases, primarily in development, were the result of increased personnel and contract labor costs to achieve numerous product development goals. The company released 608 new SmartMusic large ensemble concert band, jazz ensemble and orchestra titles with pre-authored assignments in 2007 and anticipates releasing more titles every month.
Cash and cash equivalents increased to $6,041,000 at December 31, 2007, from $3,130,000 at the end of 2006. This increase is primarily due to proceeds from the exercise of warrants, the company’s net income and the increase in deferred revenue from SmartMusic subscriptions.
About MakeMusic, Inc.
MakeMusic®, Inc. is a world leader in music-education technology whose mission is to enhance and transform the experience of making, teaching and learning music. Among its leading products are Finale®, a best-selling music notation software, and SmartMusic®, the music learning software for band, orchestra and choir. MakeMusic maintains its corporate headquarters in Minneapolis. Further information about the company can be found at www.makemusic.com.
Cautionary Statements
Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Our forward-looking statements in this release relate to the anticipated increase in SmartMusic subscriptions. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for MakeMusic include, but are not limited to, the rapid technological changes and obsolescence in our industry, the impact of emerging and existing competitors, fluctuations in general economic conditions, and those risks described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-KSB). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release. We undertake no obligation to update publicly or revise any forward-looking statements.
Financial Tables Follow:
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MakeMusic, Inc.
Statements of Operations
(In thousands of U.S. dollars, except share and per share data)

	3 Months		12 Months
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
Notation Revenue	$3,164	$2,955	$10,980	$10,267
Smart Music Revenue	920	606	2,900	2,164
Other Revenue	201	158	700	547

NET REVENUE	4,285	3,719	14,580	12,978

COST OF REVENUES	684	540	2,228	1,847

GROSS PROFIT	3,601	3,179	12,352	11,131

OPERATING EXPENSES:
Development expenses	1,261	851	4,278	3,474
Selling and marketing expenses	1,031	1,026	4,045	4,114
General and administrative expenses	862	891	3,504	3,388

Total operating expenses	3,154	2,768	11,827	10,976

INCOME FROM OPERATIONS	447	411	525	155

Interest income (expense), net	47	25	133	93
Other income (expense)	(5)	0	(6)	16

Net income before income tax	489	436	652	264

Income tax	0	0	2	9

Net income	$489	$436	$650	$255

Income per common share:
Basic	0.11	0.11	0.16	0.07
Diluted	0.10	0.10	0.15	0.06
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MakeMusic, Inc.
Balance Sheets
(In thousands of U.S. dollars, except share and per share data)

	December 31,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$6,041	$3,130
Accounts receivable (net of allowance of $38 and $149 In 2007 and 2006, respectively)	1,491	1,664
Inventories	332	347
Prepaid expenses and other current assets	211	199

Total current assets	8,075	5,340

Property and equipment, net	730	663
Capitalized software products, net	1,418	954
Goodwill, net	3,630	3,630
Other non-current assets	29	39

Total assets	13,882	10,626

Liabilities and shareholders’ equity
Current liabilities:
Current portion of capital lease obligations	57	10
Accounts payable	427	507
Accrued compensation	1,131	1,066
Other accrued liabilities	184	254
Post contract support	169	181
Reserve for product returns	365	429
Current portion of deferred rent	26	25
Deferred revenue	1,702	1,199

Total current liabilities	4,061	3,671

Capital lease obligations, net of current portion	132	15
Deferred rent, net of current portion	69	96

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares - 10,000,000 Issued and outstanding shares - 4,517,803 and 3,971,229 in 2007 and 2006, respectively	45	40
Additional paid-in capital	65,017	62,896
Accumulated deficit	(55,442)	(56,092)
Other comprehensive income	0	0

Total shareholders’ equity	9,620	6,844

Total liabilities and shareholders’ equity	$13,882	$10,626

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MakeMusic, Inc.
Statements of Cash Flows
(In thousands of U.S. dollars)

	Year Ended	Year Ended
	2007	2006

Operating activities
Net income	650	255
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	599	414
Gain on disposal of property and equipment	(6)	(11)
Compensation under FAS 123(R)	399	199
Net change in assets and liabilities:
Accounts receivable	173	(660)
Inventories	15	88
Prepaid expenses and other current assets	(9)	(33)
Accounts payable	(80)	66
Accrued liabilities and product returns	(107)	546
Deferred revenue	503	283

Net cash provided by operating activities	2,137	1,147

Net cash used in investing activities
Purchases of property and equipment	(202)	(552)
Proceeds from disposal of property and equipment	1	3
Capitalized development and other intangibles	(713)	(650)

Net cash used in investing activities	(914)	(1,199)

Net cash provided by financing activities
Proceeds from stock options and warrants exercised	1,727	239
Payments on long-term debt and capital leases	(39)	(9)

Net cash provided by financing activities	1,688	230

Net increase in cash and cash equivalents	2,911	178
Cash and cash equivalents, beginning of period	3,130	2,952

Cash and cash equivalents, end of period	6,041	3,130

Supplemental disclosure of cash flow information
Interest paid	18	1
Income taxes paid	2	9
Other non-cash investment and financing activities
Equipment acquired under capital lease	203	29
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